Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Oil States International, Inc. for the registration of 8,661,083 shares of common stock and to the incorporation by reference therein of our reports dated February 17, 2017, with respect to the consolidated financial statements of Oil States International, Inc., and the effectiveness of internal control over financial reporting of Oil States International, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

January 19, 2018